Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2018 Earnings Teleconference
October 30, 2018, 1:30 p.m. (PDT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Third quarter core earnings were $1.56 per share, 12 cents higher than the same period last year. This was mainly due to the regulatory deferral of certain O&M costs and tax benefits at SCE, partially offset by lower tax benefits at EIX Parent and Other. Please remember this comparison is not particularly meaningful because SCE has not received a decision in its 2018 General Rate Case. Maria will provide more detail in her remarks.
As we continue to wait on proposed decisions and rulings from key proceedings, I would like to update you on some significant events that occurred in the third quarter.
On the legislative front, during the 2018 session, we advocated for reforms to mitigate the risk of catastrophic wildfires and fairly allocate financial responsibility among the multiple causes which contribute to wildfires. We focused on four key principles. The first was the establishment of an objective wildfire management plan to guide system investments and new operating protocols. This would create more transparency and clarity with regard to prudency. The second principle was reform of inverse condemnation to transition from strict liability regardless of fault to a reasonableness standard. The third principle was reforming the current cost recovery structure at the CPUC to incorporate the concept that disallowance must be proportionate to the utility’s contribution to a fire. Finally, we emphasized the continued importance of financially healthy utilities to meet California’s ambitious climate change policies. With the end of the 2018 legislative session, I wanted to briefly review the key actions taken.

Senate Bill 901 was the most significant wildfire policy bill signed this year. We appreciate the legislature’s attention to this critical and complex issue. Climate change has resulted in long-term drought conditions that weaken and kill trees due to bark beetle infestation and more severe weather events. At the same time, dry vegetation increases fuel on the ground which increases the risks of devastating wildfires. SB 901 includes many elements related to vegetation management and land use practices that will help mitigate this risk. Beyond that, the bill includes four key elements: wildfire mitigation plans, wildfire cost recovery considerations, securitization, and a 2017 stress test. The wildfire mitigation plans and cost recovery considerations are two constructive elements that increase clarity for the prudent manager standard and improve the regulatory construct to appropriately allocate financial responsibility. However, further work is required to establish a set of prudent manager standards for wildfire prevention and event response, and reform current policies on post-event liability. These are essential to fairly balancing risk for Californians in the future. The bill also establishes the Commission on Catastrophic Wildfire Cost and Recovery to identify additional elements that address the ever-increasing threat posed by wildfires in California, including the equitable socialization of wildfire costs. The committee will be comprised of five members, three of whom will be appointed by the new governor. SCE will work with stakeholders as a thought partner and resource as the state continues to address these issues.

Mitigation and prevention are the best defenses against future wildfires. In September, SCE filed its Grid Safety and Resiliency Program application. This was the result of an internal effort to review and strengthen our wildfire mitigation and prevention efforts in response to the “new normal.” Our approach aligns with the wildfire mitigation plans required by Senate Bill 901. This $582 million program proposes $407 million of capital spending in three key areas: grid hardening, operational enhancements and situational awareness. Most of the capital spend request is related to a covered conductor program to help mitigate the risk of ignitions in high fire risk areas. Our risk analysis has shown this to be more prudent from a cost/benefit perspective than other options. The requested program will replace 600 circuit miles of bare wire in high fire risk areas with insulated wire in the 2018-2020 period. SCE has identified another approximately 3,400 circuit miles of bare overhead conductor in high fire risk areas that will also merit re-conductoring beyond 2020 through future GRCs. Further, the request includes capital investment and O&M for several other areas that help reduce the risk of wildfire ignition. These requests are incremental to those contained in our pending 2018 GRC application. While we are in the initial phase of the proceeding, we believe these expenditures are necessary and have therefore started investing moderate amounts on these programs without waiting for CPUC review of our application. However, we are requesting timely review of our application because our mitigation activities are significant and will involve substantial incremental costs over the coming years. To this end, we have requested a memorandum account be established as soon as possible to track initial costs, and a balancing account to recover costs once the program is approved.
Turning to the 2017 Wildfires, we continue to support the communities affected by these events by setting up a dedicated webpage for impacted customers and providing specially trained resources in our contact center. Additionally, our efforts to mitigate future wildfires are critical to the customers we serve. We are committed to helping our customers and communities recover and rebuild from these events, and communicating directly with them is another key element of our support.
A number of external agencies have been investigating the potential origins and causes of the Thomas Fire and smaller fires that occurred in our service territory. As we do in all wildfire matters, SCE is also conducting its own reviews.

Determining wildfire origin and cause can be a complex and time-consuming process that examines items like possible ignition points and their locations, review of physical evidence in these locations, and fire progression analysis that may become particularly important in the case of fires with multiple ignition points. Based on the progress of our ongoing work in these areas with the information currently available to us, we believe that the Thomas Fire which developed in Ventura County in early December 2017 had at least two separate ignition points. With respect to one of these ignition points, Koenigstein Road, SCE believes that its equipment was associated with this ignition. SCE is continuing to assess the progression of the fire from the Koenigstein Road ignition point and the extent of property and other damage that may be attributable to that ignition. At this time, SCE has not determined whether the separate ignition in the Anlauf Canyon area involved our equipment. In the case of both general areas, CAL FIRE has removed SCE equipment. We have not been granted access, which has delayed the completion of our own review. Given the uncertainty as to the contributing causes of the Thomas Fire, the complexities associated with multiple ignition points and the potential for separate damages to be attributable to fires ignited at separate ignition points, we are currently unable to reasonably estimate a range of losses that may be incurred. However, we do expect to incur material losses in connection with the Thomas Fire.
Given the importance of communicating not just with investors, but also with our communities and other stakeholders, we have echoed some of these disclosures in a separate press release issued simultaneously with today’s earnings release.
In the meantime, SCE continues to support California’s ambitious environmental policies. Senate Bill 100 augmented these policies by setting a goal for the state to reach 100 percent clean energy by 2045. The bill also requires California’s utilities to source 60 percent of their energy from renewable energy sources by 2030. If implemented thoughtfully, SB 100’s goals are broadly consistent with the targets we set out in our Clean Power and Electrification Pathway.

Last fall, SCE explored several of these scenarios to better understand feasibility, costs, and trajectory to reach California’s aggressive climate goals. We found the most feasible pathway to reach the State’s 2030 goals to be an electric grid supplied by 80 percent carbon-free energy made reliable by up to 10 gigawatts of energy storage. This will support at least 7 million electric vehicles on California roads and nearly one-third of space and water heaters powered by electricity. We continue to implement and seek approval for key programs that we believe will help enable the state to meet these goals. These include our approved medium- and heavy-duty vehicle charging infrastructure programs and our request for a full-scale Charge Ready program that advances charging infrastructure needs for light-duty vehicles. We are currently in the early phases of implementing the medium- and heavy-duty vehicle transportation electrification programs and are actively engaged in the Charge Ready proceeding. In fact, yesterday, we received the scoping memo for the Charge Ready 2 application which laid out the procedural schedule. We anticipate a final decision in the second or third quarter of 2019.
While we see significant investment related to California’s climate policy, we are also very conscious of rate pressure on customers. Residential rate design will be discussed again in 2019 at the CPUC. We received a positive decision in early October in the Power Charge Indifference Adjustment, or PCIA, proceeding related to Community Choice Aggregation or CCA. The decision adopts revised inputs to the market price benchmark used to calculate the PCIA. It also provides for an annual true-up to ensure that any forecast-related errors in the annual PCIA are reconciled to minimize cost shifting from CCA customers to those customers who continue to receive power from SCE.
We continue to push forward on key regulatory proceedings that we believe are necessary to meet California’s 2030 climate goals and lay the groundwork for 2045, while we address the uncertainty around the 2017 Wildfire outcome and we wait for a decision on our general rate case. At the same time, our company will continue to strive for improvement in our safety culture and broader operational excellence.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover third quarter 2018 results compared to the same period a year ago and other financial updates for EIX and SCE. As we have communicated to you before, until we receive a decision on the 2018 General Rate Case, we will continue to recognize revenues from CPUC activities largely based on 2017 authorized base revenue requirements with reserves taken for known items including the cost of capital decision and Tax Reform. Also, consistent with prior quarters, we are providing our SCE key drivers analysis at the prior combined statutory tax rate of approximately 41 percent for both 2018 and 2017 for comparability purposes. Therefore, the effects of Tax Reform will largely be isolated, so that we can focus on the underlying financial and operational drivers of the business. Let’s begin with a look at our core earnings drivers.
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For the third quarter 2018, Edison International reported core earnings of $1.56 per share, up 12 cents over the same period last year. From the table on the right hand side, you will see that SCE had a positive 19 cents core EPS variance year over year. This variance was driven by 8 cents of lower operation and maintenance costs and 18 cents of income tax benefits versus the same period in the prior year. The lower operation and maintenance expense is mainly due to the regulatory deferral of incremental line clearing and wildfire insurance costs. Higher income tax benefits were primarily related to the favorable impact of the lower 2018 tax rate on higher pre-tax income and true-ups related to the filing of our 2016 and 2017 tax returns.
The key EPS drivers table for SCE shows other smaller contributing items.
For the quarter, EIX Parent and Other had a negative 7 cents per share core earnings variance. This was largely due to a 5 cent negative variance at EIX Parent due to the absence of tax benefits from the same period last year and the impact of the lower 2018 tax rate resulting in a lower tax shield.
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I am not going to review the year-to-date financial results in detail, but the earnings analysis is largely consistent with the third quarter results, except for higher operation and maintenance costs as compared to the same period last year. The negative variance shown in the year-to-date period is primarily related to the net impact of costs that are not, at this point, being deferred into a regulatory asset. You may recall from the last earnings call, that based on the outcome of the PG&E WEMA, we expected to be allowed to track our own incremental wildfire costs, including wildfire insurance premiums, beginning at our April 3rd application date. Yesterday, we received a proposed decision in our WEMA application that does allow us to start tracking costs as of our application date. This proposed decision is subject to CPUC approval and these costs will ultimately be subject to a reasonableness review. As we discussed last quarter, SCE forecasted expenses of $92 million for liability insurance in its GRC for the 2018 Test Year. Approximately 80 percent is related to wildfire insurance. Overall, for 2018, premiums for the wildfire insurance we have obtained are approximately $237 million. In the third quarter, cumulative expenses for wildfire insurance for the period following our application date exceeded the Test Year 2018 amounts. As a result, we began to defer wildfire insurance costs.
As I have said previously, earnings comparisons pending a 2018 GRC decision are not meaningful. We expect to record a true-up when we receive a proposed decision. Once a proposed decision is issued, there is a regulatory requirement for a 30-day review and comment period before a final decision can be voted out. We continue to expect a proposed decision by year-end but based on the current CPUC meeting calendar, any proposed decision will need to be issued by November 13th in order to receive a final decision this year.  As you know, we have established a memo account to track costs and the decision will be retroactive to January 1, 2018.
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In total, our SCE capital expenditures remained unchanged for the quarter on an aggregate basis. As a reminder, while 2019 and 2020 CPUC-jurisdictional capital expenditures remain at the GRC request level, our 2018 capital expenditures align with our work execution plan for this year. There are two items to note related to our capital spending plans. First, as we discussed previously, in May, we received a final decision approving a $356 million medium- and heavy-duty vehicle transportation electrification program, of which $242 million is capital. We have now incorporated these expenditures into our forecast. The majority of that program’s spend falls outside our forecast period, however, there is approximately $100 million of cumulative capital spending and an associated rate base increase of approximately $80 million through 2020. Offsetting most of the near-term transportation electrification spending are adjustments to our FERC spending profile. During the quarter, we received a final decision on the Alberhill System Project. This decision holds the proceeding open and directs SCE to submit supplemental information on the project including details of demand and load forecasts and possible alternatives to the proposed project. We continue to believe the project as proposed is needed to serve forecasted local area demand and to increase reliability and operating flexibility. Given the ongoing analysis, we have deferred spending on the Alberhill System Project outside our forecast period.
Other projects that are not in our capital forecast include the proposed $760 million Charge Ready 2 application of which approximately $560 million is capital spending and our recently proposed $582 million Grid Safety and Resiliency application of which approximately $400 million is capital spending. We continue to work with the CPUC on these two proceedings and will update our forecast as necessary. Last, we expect to update our full forecast when we get a proposed decision on the 2018 GRC.
On page 6, rate base has remained largely the same except for a slight increase in 2020 related to the increase in capital spending from the medium- and heavy-duty vehicle transportation electrification program, offset by FERC changes.

On page 7, you will see our financial assumptions for 2018. We have laid out a few key items on this page that you should consider as you model 2018 and beyond. As a reminder, the information we provide on this slide reflects our new combined statutory tax rate of approximately 28 percent. Most of the information on this page has remained unchanged since last quarter. We do provide more detail regarding incremental wildfire insurance expenses although we continue to expect our regulatory deferral to be 30 cents per share for the year. Additionally, we no longer expect to receive energy efficiency incentives in 2018 due to a delay in the regulatory approval process. We now expect the incentives to be awarded in the first quarter 2019 and will update you further when we issue our 2019 EPS guidance.
I want to provide a few additional comments on other financial topics. At SCE, as of September 30th, our average common equity component of total capitalization was 50.0 percent. During the third quarter of 2018, SCE filed, and the CPUC made effective, a change to the calculation of the common equity component of SCE's capital structure moving from a 13-month to a 37-month weighted average basis. This corresponds to the standard period between cost of capital applications. The 50.0 percent I noted reflects this change.
We continue to maintain a strong balance sheet at both the holding company and SCE. We also have the flexibility at these entities to obtain both short- and long-term debt while we continue to evaluate options as we work through uncertainty around the wildfire liability and cost recovery, await the 2018 general rate case decision, and consider other requested capital programs such as Charge Ready 2. We continue to effectively access the capital markets to fund our rate base growth and other operational needs, while we also manage through the legislative, legal, regulatory and operational solutions required to address the California wildfire issue. However, relative borrowing costs remain higher than we have experienced prior to the 2017 Wildfires and will likely be further impacted by credit downgrades by Fitch and Moody’s during the third quarter which means increased costs to our customers.

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